Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

Pono Capital Two, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee Rate	Amount of Filing Fee
Fees to be Paid	$809,748,124.57	(1)(2)(3)	0.0001476	$119,518.82	(4)
Fees Previously Paid	$0			$0
Total Transaction Valuation	$809,748,124.57
Total Fees Due for Filing				$119,518.82
Total Fees Previously Paid				$0
Total Fee Offsets				$0
Net Fee Due				$119,518.82

(1)	Title of each class of securities to which transaction applies: Class A common stock, par value $0.0001 per share of Pono Capital Two, Inc. (“Pono Class A Common Stock”).

(2)	Aggregate number of securities to which transaction applies: As of November 8, 2023, the maximum number of shares of Pono Class A Common Stock to which this transaction applies is estimated to be 75,890,171 issuable in connection with the business combination with SBC Medical Group Holdings Incorporated.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: Solely for the purpose of calculating the filing fee, the underlying value of the transaction was calculated based on the average of the high and low sales price of the Pono Class A Common Stock on November 7, 2023, of $10.67.

(4)	In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, and Exchange Act Rule 0-11, the filing fee was determined by multiplying the sum calculated in in note (3) above by 0.00014760.